Exhibit 3

Directors and Executive Officers of
Rapac as of April 29, 2013

The name, position, principal occupation, business address and citizenship of each director and executive officer is set forth below.

Name (Citizenship)	Position	Principal Occupation	Business Address

Alex Milner (Israel)	Chairman of the Board of Directors	Chief Executive Officer of O.R.T. Technologies Ltd. and director of companies in the O.R.T. group	4 Ha’alon Street Kfar Neter 40593, Israel
Tanhum Oren (Israel)*	Director	Chief Executive Officer and director of companies in the Inter-Gamma group	4 Ha’alon Street Kfar Neter 40593, Israel
Roni Oren (Israel)*	Chief Executive Officer and Director	Chief Executive Officer of Rapac and director of companies in the Rapac group	4 Ha’alon Street Kfar Neter 40593, Israel
Yigal Berman (Israel)	Director	Chief Financial Officer of Inter-Gamma and director of companies in the Inter-Gamma group	4 Ha’alon Street Kfar Neter 40593, Israel

Amir Makov (Israel)	Director	Director of various companies	4 Ha’alon Street Kfar Neter 40593, Israel

Niv Ahituv (Israel and Canada)	Director	President, Dan Academic Center	4 Ha’alon Street Kfar Neter 40593, Israel
Orly Felner-Hayardeny (Israel)	Director	Director of various companies	4 Ha’alon Street Kfar Neter 40593, Israel

Haim Mazuz (Israel)	Chief Financial Officer	Chief Financial Officer of Rapac and director of companies in the Rapac group	4 Ha’alon Street Kfar Neter 40593, Israel
* Mr. Tanhum Oren is the father of Mr. Roni Oren and Ms. Ruth Oren Homonai.